                   Pomeroy Computer Resources, Inc.
              Exhibit 11 - Computation of Earnings Per Share
                (in thousands, except per share amounts)

                          Quarter Ended

                             April 5,
                           1997    1998
                          ______  ______
BASIC
Weighted average common
shares outstanding        10,336  11,392
                          ======  ======

Net income                $2,958  $4,277
                          ======  ======

Net income per
common share              $ 0.29  $ 0.38
                          ======  ======

DILUTED
Weighted average common
shares outstanding        10,336  11,392
                          ======  ======


Dilutive effect of stock
options outstanding
during the period            313     319

Contingent shares             -       -
                          ------  ------
Total common and common
equivalent shares         10,649  11,711

                          ======  ======

Net income                $2,958  $4,277
                          ======  ======


Net income per
common share              $ 0.28  $ 0.37
                          ======  ======